Wilshire Financial Services Group Inc. Appoints Joseph W. Kiley
as President of First Bank of Beverly Hills, F.S.B.

Portland, Oregon (Business Wire) – September 5, 2001 – Wilshire Financial Services Group Inc. (OTCBB:WFSG-news) today announced the appointment of Joseph W. Kiley to the position of President and CEO of the company’s bank subsidiary, First Bank of Beverly Hills, F.S.B., subject to regulatory approval. Kiley has over 17 years of experience in the financial services industry, principally in commercial banking and the savings and loan industry. “We are very pleased to announce the appointment of Joe to the position of President of First Bank of Beverly Hills F.S.B.,” said Rob Deutschman, Chairman of the Board of First Bank of Beverly Hills F.S.B. “He brings with him a wealth of knowledge and experience in the strategic direction of banking operations and we look forward to working closely with him as we continue to grow as a company.” Most recently, Kiley served as Executive Vice President of Operations and Chief Financial Officer of National Mercantile Bancorp, the parent of Mercantile National Bank in Century City, California. Prior to that, he was Chief Financial Officer of Hancock Savings Bank, F.S.B. in Los Angeles, California from 1992 to 1996. First Bank of Beverly Hills, F.S.B., a Federal Bank, is engaged in the origination and acquisition of mortgage loans. The primary sources of financing for First Bank’s originations and acquisitions are wholesale certificates of deposit, deposits generated through its single branch location in Beverly Hills, California and FHLB advances. First Bank is a federally chartered savings bank and is regulated by the Office of Thrift Supervision (“OTS”).

Contact Information:

Wilshire Financial Services Group Inc.
Bruce Weinstein
Chief Financial Officer
503-525-7213